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                                  EXHIBIT 11
                     FIRST TENNESSEE NATIONAL CORPORATION
                          PRIMARY EARNINGS PER SHARE
                     AND FULLY DILUTED EARNINGS PER SHARE



                                                          Three Months Ended
                                                               March 31
                                                     -----------------------------
Computation for Statements of Income:                    1997              1996
-------------------------------------                -----------       -----------
Per statements of income (Thousands):
  Net income                                             $38,563           $37,441
                                                     ===========       ===========
Per statements of income:
  Weighted average shares outstanding                 64,582,657        67,301,454
                                                     ===========       ===========
Primary earnings per share (a):
  Net income                                             $   .60           $   .56
                                                     ===========       ===========
Additional Primary computation
------------------------------
Adjustment to weighted average shares
  outstanding:
  Weighted average shares outstanding
    per primary computation above                     64,582,657        67,301,454
  Add dilutive effect of outstanding
    options (as determined by the
    application of the treasury stock
    method)                                            1,644,027           889,119
  Weighted average shares outstanding,               -----------       -----------
    as adjusted                                       66,226,684        68,190,573
                                                     ===========       ===========
Primary earnings per share, as adjusted (b):
  Net income                                             $   .58           $   .55
                                                     ===========       ===========
Additional Fully Diluted Computation
------------------------------------
Adjustment to weighted average share
  outstanding:
  Weighted average shares outstanding
    per primary computation above                     66,226,684        68,190,573
  Additional dilutive effect of outstanding
    options (as determined by the application
    of the treasury stock method)                         41,572            74,565
  Weighted average shares outstanding,               -----------       -----------
    as adjusted                                       66,268,256        68,265,138
                                                     ===========       ===========
Fully diluted earnings per share, as adjusted (b):
  Net income                                             $   .58           $   .55
                                                     ===========       ===========

(a)  These figures agree with the related amounts in the statements of income.
(b) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 2 paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.